Exhibit 99.1

DatChat Awarded New U.S. Patent for its Blockchain-Based
Communications Systems and Methods

New Brunswick, NJ, Dec. 10, 2024 (GLOBE NEWSWIRE) -- DatChat, Inc (Nasdaq: DATS), a secure messaging and social media company, today announced that it has been granted a new US Patent (No. 12,166,889) supporting its Myseum platform, scheduled to launch in Q1 2025.

Myseum is DatChat’s social media platform designed for storing and sharing digital media content securely and permanently. It allows users to create a digital legacy that can be easily shared both today and future generations.

The new patent will expand DatChat’s IP and portfolio to 14, advancing the Company’s mission to creating a secure, multi-tiered social media ecosystem to users allowing them to securely share and store digital content, including messages, photos, videos, and documents, while maintaining privacy and security.

About DatChat, Inc.

DatChat, Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact

ir@datchats.com

800-658-8081